EXHIBIT 10.1
January 30, 2009
M. Shane Pearson
Brookfield Homes Corporation
8500 Executive Park Avenue
Suite 300
Fairfax, VA 22031
Dear Shane:
RE:   Management Services Agreement

Brookfield Asset Management LLC. (“BAM”, “we”, or “us”) is pleased that Brookfield Homes Corporation (the “Company”, “you”, or “your”) desires to employ Craig Laurie, an employee of BAM (the “Employee”), to serve as Chief Financial Officer of the Company. The Employee’s status shall be at-will, and nothing in this Agreement shall alter the Company’s ability to terminate the Employee, with or without cause or notice; however upon termination, the Company shall continue to pay BAM during a 30 day notice period. This letter (the “Agreement”) confirms our mutual understanding of the terms and conditions upon which we will make available to you the services of the Employee and BAM’s intellectual capital to the Employee for use in connection with the Employee’s employment relationship with you.
Effective as of November 28, 2008, the Employee will be subject to the Company’s policies and supervision, direction and control and report directly to the Company’s Chief Executive Officer and Board of Directors. While the Employee will remain a member of BAM and have access to BAM’s intellectual capital to be used in connection with the Employee’s employment relationship with you, we will have no supervision, direction or control over the Employee with respect to the services provided by the Employee to you.
You will pay directly to BAM a quarterly service fee of $80,000 (“Service Fee”). In addition, you will reimburse the Employee for all travel related and out-of-pocket expenses incurred by the Employee in connection with his services to the Company. These will include reasonable accommodations, meals and travel related costs as approved by the Company. Payments to BAM should be made in accordance with the instructions provided from time-to-time by BAM.
The Employee will not be eligible to participate in the Company’s Benefits and 401(k) Plan. The Employee will be eligible for vacation and holidays consistent with the Company’s policy as it applies to senior management. The Employee will be exempt from any delay period otherwise required for vacation and holiday eligibility. Commencing with the fiscal year ending December 31, 2009, the Employee will have the opportunity to participate in the Company’s Long Term Incentive Plans.

You will have the opportunity to make the Employee a full-time member of Company management at any time during the term of this Agreement by entering into another form of agreement, the terms of which will be negotiated at such time.
We appreciate the opportunity to make available the services of the Employee and believe this Agreement accurately reflects our mutual understanding. We would be pleased to discuss this Agreement with you at your convenience. If the foregoing is in accordance with your understanding, please sign a copy of this Agreement and return it to our Company.
Sincerely,

BROOKFIELD ASSET MANAGEMENT LLC
By:	/s/ BARRY BLATTMAN
Barry Blattman
Senior Managing Partner

Accepted and agreed on February 2, 2009

BROOKFIELD HOMES CORPORATION
By:	/s/ SHANE PEARSON
Shane Pearson
Vice President